Exhibit 99.1

John Holt Appointed CEO of Southwest Securities, FSB

DALLAS, September 14, 2007 — John L. Holt, Jr. has been appointed Chief Executive Officer of Southwest Securities, FSB, the subsidiary bank of SWS Group, Inc.

Holt, who has served as President and member of the bank’s board since July 2003, succeeds Dick Driscoll, who will continue to serve as the bank’s Chairman.

“Dick helped establish the bank, develop its services and make it a leader in profitability and customer service,” said SWS Group Chief Executive Officer Donald W. Hultgren. “We want to thank him and acknowledge the role he has played in paving the way for John to lead the bank to even greater success in the future.

“John has done a tremendous job over the past four years as President of the bank,” Hultgren continued. “Under his leadership we anticipate that Southwest Securities, FSB will open at least two new banking centers a year as he and his team recruit experienced bankers and reach out to new communities in the DFW Metroplex.”

Prior to joining Southwest Securities, FSB four years ago, Holt served as Executive Vice President and Director of Small Business Banking for Compass Bank where his responsibilities included a six-state area. Before that assignment, he was Compass’ Executive Vice President and Regional Executive responsible for strategic planning and general management of the Houston, Austin, San Antonio and community markets.

Holt’s career also included extensive responsibilities for Bank of America where he directed all the banking activities of more than 50 banking centers in the metro markets of Houston and Dallas/Fort Worth as well as rural markets in North and East Texas.

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Since Holt joined Southwest Securities, FSB, the bank has grown from an institution focused primarily on Arlington to one with full-service banking centers and loan offices stretching across North Texas. Today, Southwest Securities, FSB is a billion-dollar bank with full-service banking centers in Dallas, Fort Worth, Garland, the Park Cities, Granbury and Waxahachie in addition to three in Arlington.

A native of Fort Worth, Holt earned his B.B.A. Degree with an emphasis in marketing and finance from the University of Texas Arlington and is a graduate of the Southwestern Graduate School of Banking at Southern Methodist University.

Southwest Securities, FSB (formerly First Savings Bank) was established in Arlington in 1986 and became a wholly owned subsidiary of SWS Group, Inc. in 2000. Although based in Texas, the bank conducts business nationwide and is involved in all areas of lending, from consumer loans and construction loans to mortgage warehousing and factoring. Southwest Securities, FSB offers a variety of community banking services designed to help businesses grow and communities prosper.

SWS Group, Inc. is a Dallas-based financial services holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS.

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CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com